UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2004

REMEC, INC.

(Exact name of registrant as specified in its charter)

1-16541

(Commission File Number)

California	95-3814301
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3790 Via de la Valle, San Diego, CA 92014

(Address of principal executive offices, with zip code)

(858) 505-3713

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

On September 24, 2004, Ernst & Young LLP (“E&Y”) informed REMEC, Inc. (the ”Company”) that it was resigning as the Company’s independent registered public accounting firm effective no later than the completion of its review of the Company’s interim financial information for the three and nine months ending October 29, 2004.

The reports of E&Y on the Company’s financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. E&Y’s reports on the Company’s fiscal 2004 and 2003 consolidated financial statements contained an explanatory paragraph indicating that the Company changed its method of accounting for goodwill and other intangible assets effective February 1, 2002.

The resignation of E&Y does not require a recommendation or the approval of the audit committee of the Company’s Board of Directors (the “Audit Committee”).

During the Company’s most recent two fiscal years and from January 31, 2004 through September 24, 2004, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

During the Company’s most recent two fiscal years and from January 31, 2004 through September 24, 2004, there were no “reportable events” as such term is described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended, except for the following internal control issues that E&Y considered to be reportable conditions under auditing standards generally accepted in the United States and which were disclosed to the Audit Committee following the audits of the Company’s consolidated financial statements for the years ended January 31, 2003 and January 31, 2004:

E&Y advised the Audit Committee that in connection with the audit of the Company’s consolidated financial statements for the year ended January 31, 2003, it was observed that there was a lack of review and technical accounting oversight of certain accounting transactions and activities within the financial statement close process; lack of timely reconciliation of bank statements and the lack of preparation, review and documentation of reconciliations for certain other accounts. There was noted an inability to prepare a mechanized calculation of inventory reserves by the Company’s financial information systems; and it was recommended that certain improvements be made to program and access controls for the Company’s information technology processes that support the internal control environment.

E&Y advised the Audit Committee that in connection with the audit of the Company’s consolidated financial statements for the year ended January 31, 2004, it was observed that the Company did not consistently follow its policy and procedures for review, approval and documentation in the areas of revenue recognition and payroll and needed to enhance controls to identify duplicate payments. It was recommended that the Company strengthen its documentation and analysis capabilities for its foreign currency translation and exchange activities; that segregation of duties and controls be improved at a foreign subsidiary relating to cash, and timely accrual of liabilities. Further improvements were also recommended in program and access controls for information technology processes that support the internal control environment.

As reported in the Company’s Form 10-Q for the period ended July 30, 2004, the Company is currently conducting a detailed assessment of its internal controls as required by the Sarbanes-Oxley Act of 2002 and has established a series of remediation teams to investigate potential control deficiencies, and, where appropriate, to remediate them.

The Company has furnished a copy of this report to E&Y and requested that E&Y furnish the Company with a letter addressed to the Commission stating whether it agrees with the statements made by the Company in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. The letter from E&Y is attached hereto as Exhibit 16.1.

The Company has commenced a search for a new independent registered public accounting firm, but has not yet engaged any firm. The Company will file an amendment to this Report identifying such new accountants and the relevant information required by Item 304(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

16.1	Letter of E&Y, dated September 30, 2004, regarding change in certifying accountant.

99.1	Press Release of REMEC, Inc., dated September 30, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMEC, INC.

Date: September 30, 2004	By:	/s/ Donald J. Wilkins
Donald J. Wilkins
Senior Vice President General Counsel and Secretary